UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1*)


                                  AppNet, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   0001066197
                 -----------------------------------------------
                                 (CUSIP Number)

                                     8/23/00
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]       Rule 13d-1(b)

     [ ]       Rule 13d-1(c)

     [X]       Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))
                               Page 1 of 14 Pages

------------------------------
CUSIP No. 0001066197
------------------------------

================================================================================
   1      NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          GTCR FUND VI, L.P.
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                   (a)[ ]
                                                                   (b)[ ]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

     NUMBER OF               0
                    ------------------------------------------------------------
      SHARES           6     SHARED VOTING POWER

   BENEFICIALLY              0
                    ------------------------------------------------------------
     OWNED BY          7     SOLE DISPOSITIVE POWER

       EACH                  0

    REPORTING       ------------------------------------------------------------

      PERSON           8     SHARED DISPOSITIVE POWER

       WITH                  0
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (SEE INSTRUCTIONS)                                      [ ]
--------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0%
--------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          PN
================================================================================


                               Page 2 of 14 Pages

------------------------------
CUSIP No. 0001066197
------------------------------


================================================================================
   1      NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          GTCR VI Executive Fund, L.P.
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                   (a)[ ]
                                                                   (b)[ ]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

     NUMBER OF               0
                    ------------------------------------------------------------
      SHARES           6     SHARED VOTING POWER

   BENEFICIALLY              0
                    ------------------------------------------------------------
     OWNED BY          7     SOLE DISPOSITIVE POWER

       EACH                  0

    REPORTING       ------------------------------------------------------------

      PERSON           8     SHARED DISPOSITIVE POWER

       WITH                  0
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)                                             [ ]

--------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0%
--------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          PN
================================================================================


                               Page 3 of 14 Pages

------------------------------
CUSIP No. 0001066197
------------------------------

================================================================================
   1      NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          GTCR Associates VI
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                   (a)[ ]
                                                                   (b)[ ]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

     NUMBER OF               0
                    ------------------------------------------------------------
      SHARES           6     SHARED VOTING POWER

   BENEFICIALLY              0
                    ------------------------------------------------------------
     OWNED BY          7     SOLE DISPOSITIVE POWER

       EACH                  0

    REPORTING       ------------------------------------------------------------

      PERSON           8     SHARED DISPOSITIVE POWER

       WITH                  0
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)                                             [ ]

--------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0%
--------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          PN
================================================================================


                               Page 4 of 14 Pages

------------------------------
CUSIP No. 0001066197
------------------------------


================================================================================
   1      NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          GTCR Partners VI, L.P.
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                   (a)[ ]
                                                                   (b)[ ]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

     NUMBER OF               0
                    ------------------------------------------------------------
      SHARES           6     SHARED VOTING POWER

   BENEFICIALLY              0
                    ------------------------------------------------------------
     OWNED BY          7     SOLE DISPOSITIVE POWER

       EACH                  0

    REPORTING       ------------------------------------------------------------

      PERSON           8     SHARED DISPOSITIVE POWER

       WITH                  0
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)                                             [ ]

--------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0%
--------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          PN
================================================================================


                               Page 5 of 14 Pages

------------------------------
CUSIP No. 0001066197
------------------------------


================================================================================
   1      NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          GTCR Golder Rauner, LLC
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                   (a)[ ]
                                                                   (b)[ ]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

     NUMBER OF               0
                    ------------------------------------------------------------
      SHARES           6     SHARED VOTING POWER

   BENEFICIALLY              0
                    ------------------------------------------------------------
     OWNED BY          7     SOLE DISPOSITIVE POWER

       EACH                  0

    REPORTING       ------------------------------------------------------------

      PERSON           8     SHARED DISPOSITIVE POWER

       WITH                  0
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)                                             [ ]

--------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0%
--------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          OO
================================================================================


                               Page 6 of 14 Pages

------------------------------
CUSIP No. 0001066197
------------------------------


     Item 1(a).     Name of Issuer:
     ----------     --------------

                    AppNet, Inc.

     Item 1(b).     Address of Issuer's Principal Executive Offices:
     ----------     -----------------------------------------------

                    6707 Democracy Boulevard
                    Bethesda, MD  20817

     Item 2(a).     Name of Person Filing:
     ----------     ---------------------

                    This statement is filed jointly by each of the following persons pursuant to Rule 13d-1(k) promulgated under Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"): (i) GTCR FUND VI, L.P., a Delaware limited partnership (the "Fund"), by virtue of its direct beneficial ownership of Common Stock; (ii) GTCR VI Executive Fund, L.P., a Delaware limited partnership (the "Executive Fund"), by virtue of its direct beneficial ownership of Common Stock; (iii) GTCR Associates VI ("Associates"), a general partnership, by virtue of its direct beneficial ownership of Common Stock; (iv) GTCR Partners VI, L.P., a Delaware limited partnership ("Partners"), by virtue of its being the general partner of each of the Fund and the Executive Fund and the managing general partner of Associates ; and (v) GTCR Golder Rauner, LLC, a Delaware limited liability corporation ("Golder Rauner"), by virtue of its being the general partner of Partners.

     Item 2(b).     Address of Principal Business Office or, if none, Residence:
     ----------     ------------------------------------------------------------

                    6100 Sears tower
                    Chicago, Illinois 60606

     Item 2(c).     Citizenship:
     ----------     -----------

                    The Fund, the Executive Fund, Associates and Partners are limited partnerships organized under the laws of the State of Delaware. Golder Rauner is a limited liability corporation organized under the laws of the State of Delaware.

     Item 2(d).     Title of Class of Securities:
     ---------      ----------------------------

                    Common Stock

     Item 2(e).     CUSIP Number:
     ----------     ------------

                    0001066197


                               Page 7 of 14 Pages

------------------------------
CUSIP No. 0001066197
------------------------------


     Item 3.        If this statement is filed pursuant to Rules 13d-1(b), or
     -------        ---------------------------------------------------------
                    13d-2(b) or (c), check whether the person filing is a:
                    -----------------------------------------------------

                    Not applicable

     Item 4.        Ownership (as of August 31, 2000)
     -------        ---------------------------------

                    Between August 14, 2000 and August 29, 2000, the Fund distributed to its partners all of the shares of the Issuer's Common Stock that were registered in the Fund's name, and after the distribution on August 23, 2000, the Fund owned less than 5% of the Issuer's outstanding Common Stock. Between August 14, 2000 and August 31, 2000, the Executive Fund and Associates sold through the Nasdaq National Market all of the shares of Issuer's Common Stock that were registered in their respective names. As a result of these distributions and sales, at the close of business on August 31, 2000, each of the Fund, the Executive Fund, Associates, Partners and Golder Rauner did not beneficially own any shares of the Issuer's Common Stock.

     Item 5.        Ownership of Five Percent or Less of a Class.
     -------        --------------------------------------------

                    If this statement is being filed to report the fact that as of the date hereof the reporting person(s) has ceased to be the beneficial owner of more than 5% of the class of securities, check the following |X|.


     Item 6.        Ownership of More than Five Percent on Behalf of
     -------        ------------------------------------------------
                    Another Person.
                    --------------

                    Not applicable


                               Page 8 of 14 Pages

------------------------------
CUSIP No. 0001066197
------------------------------


     Item 7.        Identification and Classification of the Subsidiary Which
     -------        ---------------------------------------------------------
                    Acquired the Security Being Reported on By the Parent
                    -----------------------------------------------------
                    Holding Company.
                    ---------------

                    Not applicable


     Item 8.        Identification and Classification of Members of the Group.
     -------        ---------------------------------------------------------

                    Not applicable


     Item 9.        Notice of Dissolution of Group.
     -------        ------------------------------

                    Not applicable


     Item 10.       Certification.
     --------       -------------

                    Not applicable


                               Page 9 of 14 Pages

------------------------------
CUSIP No. 0001066197
------------------------------


                                    SIGNATURE


     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

                             GTCR FUND VI, L.P.
Date: September 8, 2000
                             By: GTCR Partners VI, L.P., its general partner

                             By: GTCR Golder Rauner, LLC, its general partner


                             By: /s/ Bruce V. Rauner
                                ------------------------------------------------
                                Name:  Bruce V. Rauner
                                     -------------------------------------------
                                Title: Principal
                                     -------------------------------------------


                             GTCR VI Executive Fund, L.P.

                             By: GTCR Partners VI, L.P., its general partner

                             By: GTCR Golder Rauner, LLC, its general partner


                             By: /s/ Bruce V. Rauner
                                 -----------------------------------------------
                                 Name:  Bruce V. Rauner
                                      ------------------------------------------
                                 Title: Principal
                                      ------------------------------------------


                             GTCR Associates VI

                             By: GTCR Partners VI, L.P., its managing general
                                   partner

                             By: GTCR Golder Rauner, LLC, its general partner


                             By: /s/ Bruce V. Rauner
                                ------------------------------------------------
                                Name: Bruce V. Rauner
                                     -------------------------------------------
                                Title: Principal
                                     -------------------------------------------


                               Page 10 of 14 Pages

                             GTCR Partners VI, L.P.

                             By: GTCR Golder Rauner, LLC, its general partner


                             By: /s/ Bruce V. Rauner
                                ------------------------------------------------
                                Name:  Bruce V. Rauner
                                     -------------------------------------------
                                Title: Principal
                                     -------------------------------------------


                             GTCR Golder Rauner, LLC


                             By: /s/ Bruce V. Rauner
                                ------------------------------------------------
                                Name:  Bruce V. Rauner
                                     -------------------------------------------
                                Title: Principal
                                     -------------------------------------------


                               Page 11 of 14 Pages

Exhibits
--------

1 Agreement of Joint Filing, dated February 10, 2000, among GTCR FUND VI, L.P., GTCR VI Executive Fund, L.P., GTCR Associates VI, GTCR Partners VI, L.P. and GTCR Golder Rauner, LLC.




                               Page 12 of 14 Pages